Jones Jensen & Company, LLC Letterhead

     We hereby consent to the use of our audit report dated September 15, 1999 in this Form SB-2 of Lakota Technologies, Inc. for the six months ended June 30, 1999 and for the year ended December 31, 1998, which is part of this Form SB-2 and all references to our firm included in this Form SB-2.

/s/   Jones, Jensen & Company
Jones, Jensen & Company
Salt Lake City, Utah
October 4, 1999